Exhibit 10.17

BY EMAIL Duncan Cork ⬛⬛⬛⬛⬛⬛⬛ ⬛⬛⬛⬛⬛⬛ ⬛⬛⬛⬛⬛⬛⬛⬛⬛ ⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛

Dated: 04-01-18

Dear Duncan Cork,

We are pleased to confirm your appointment with F45 Training Incorporated (Company) a Delaware Corporation of 7119 West Sunset Boulevard, #553 Los Angeles, California 90046 and outline below the terms of your employment (Terms).

1.	Position

(a)

The position to which you are appointed is as a President (Position) reporting to the supervisor identified in the Schedule or such other person or position nominated by the Company (Supervisor). You will have the responsibilities set out in the Schedule and you may be appointed to such other capacities commensurate with your skills, abilities and remuneration level as may be assigned to you by the Company from time to time. Absent any new agreement, the terms of your employment set out in these Terms will apply to any promotion, transfer, or change of position.

(b)

You are employed exclusively by the Company to provide services to it and you must not without the written consent of the Company work in any capacity for any other person or organisation during your employment other than non-paid or charity work or work performed for the Company, its parents, subsidiaries or affiliates.

2.	Employment

Your employment with the Company will commence on 4th April, 2018 and will continue until terminated in accordance with this Agreement.

3.	Duties

During your employment, you must:

(a)	faithfully and diligently perform the duties assigned to you with reasonable care and skill and exercise duties in a manner consistent with your employment with the Company;

(b)	comply with all lawful and reasonable directions given to you by the Supervisor and the Company;

(c)	act in the best interests of the Company;

(d)	promote the interests of the Company;

(e)	act in accordance with a high standard of behaviour at all times; and

(f)	comply with all laws, rules and policies applicable to your Position.

4.	Place of Work

At the time of your appointment, you will be based in California. Your place of work may change during your employment with us, depending upon Company requirements and changes to locations of divisions, operations, businesses and functions.

5.	Salary

(a)	Your annual salary is set out in the attached schedule (Salary) and the Company will deduct from your Salary any amounts required by law.

(b)	Your Salary will be paid in semi monthly instalments. The Company’s present arrangement is for monthly paid salaries to be credited to bank accounts on or about the 1st and 15th day of each month.

(c)

The Company has a performance based remuneration system. Salaries are reviewed annually and Salary increases are based on your performance. There is no guarantee that your Salary will be increased following any review.

6.	Hours of Work

(a)

Your position is full-time. Your usual working hours will be during normal business hours or such other hours your manager may require from time to time. The Salary specified in this letter covers payment for all hours worked and the overall performance of your role.

(b)	Overtime or time off in lieu will not be available and your Salary covers all aspects of your employment.

7.	Leave Entitlements

A summary of your leave entitlements is set out below.

(a)

Annual Leave. You are entitled annual vacation in in accordance with the Company’s standard policy for similarly situated employees or, if no such policy exists at the relevant time, in accordance with the minimum entitlements under law.

(b)

Public Holidays. You are entitled to all paid holidays given to all similarly situated employees in accordance with the Company’s standard policy or, if no such policy exists at the relevant time, in accordance with the minimum entitlements under law.

(c)	Paid Sick Lease and Unpaid Leave. You are entitled to paid sick leave and unpaid leave in accordance with the minimum requirements at law.

8.	Expenses

Upon submission of expense reports to the extent necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code of 1986 (as amended) and the Regulations thereunder and according to such expense report procedures as may be established by the Board, the Company shall reimburse you for all reasonable business expenses incurred in the performance of your duties hereunder on behalf of the Company.

9.	Company Property

(a)	You must maintain all Company property provided to you in good order, including but not limited to promotional material provided to you from time to time.

(b)	You must indemnify the Company from all costs, damages, losses and expenses suffered or incurred by the Company arising from any breach by you of Clause 9(a).

10.	Confidentiality

(a)

You will be expected to observe, at all times and under all circumstances, both during and after your employment with us, the most absolute confidentiality with regard to the Company’s confidential information (Confidential Information).

(b)	You must take whatever measures are reasonably necessary to preserve the confidentiality of the Confidential Information including:

(i)	complying with all security measures established to safeguard the Confidential Information from unauthorised access or use;

(ii)	keeping Confidential Information under your control; and

(iii)	not removing Confidential Information from, or accessing Confidential Information from outside, the Company’s premises without the prior approval of the Company.

11.	Intellectual Property

You:

(a)

assign to the Company all existing and future intellectual property rights in all inventions, models, designs, drawings, plans, software, reports, proposals, processes and other materials conceived, created or generated by you during your employment with the Company (whether alone or with the Company, its other employees or contractors) for use by the Company;

(b)

acknowledge that by virtue of this clause all such existing intellectual property rights invested in the Company and, on their creation, all such future intellectual property rights will vest in the Company;

(c)	must do all things reasonably requested by the Company to enable the Company to further assure the intellectual property rights assigned under this Clause 11;

(d)	acknowledge that you may have Moral Rights (as that term is defined at law) in works which you have created or may in the future create in the course of your employment (Works);

(e)	in so far as you are able, you waive your Moral Rights in respect of the Works;

(f)	consent to all or any acts or omissions by the Company in relation to the Works which have already occurred or may occur in the future, which may infringe your Moral Rights in any of the Works;

(g)

acknowledge that the consent given in this Clause 11 extends to your successors in title, licensees of the copyright in the Works and other persons authorised by the Company to do acts comprised in the copyright in the Works; and

(h)	will continue to be bound by the obligations under this Clause 11 which will survive the termination of your employment with the Company.

12.	Termination of Employment

(a)	You may terminate the employment relationship by giving the Company 2 weeks’ prior written notice.

(b)	Your employment is at will and the Company may terminate your employment at any time by notice in writing.

(c)	You acknowledge and agree that this notice period is fair and reasonable in the circumstances.

(d)	In the event of termination:

(i)	you must return all of the Company’s property and materials which may have come into your possession in the course of your employment whether or not originally supplied to you by the Company; and

(ii)	subject to applicable law, the Company may set off amounts you owe the Company against amounts the Company owes to you.

13.	Termination of Employment for Serious Misconduct

(a)

The Company may terminate your employment without notice or payment in lieu of notice in the event of your serious misconduct. “Serious misconduct” is misconduct of such a nature that it would be unreasonable for the Company to be required to continue your employment during the required period of notice, including (but not limited to):

(i)	wilful, or deliberate behaviour that is inconsistent with the continuation of this agreement of employment; and

(ii)	conduct that causes imminent and serious risk to the health, or safety of a person or the reputation, viability or profitability of the Company’s business.

(b)	In the event of termination for serious misconduct:

(i)

you must return all of the Company’s property which may have come into your possession, custody or control in the course of your employment, whether or not originally supplied to you by the Company; and

(ii)	subject to applicable laws, the Company may set off amounts that you owe the Company against amounts that the Company owes to you.

14.	Personal Information

(a)	You acknowledge that the Company will hold your personal information on its files.

(b)

The Company will use that personal information for the purpose of managing and administrating the employment relationship between it and you. You also acknowledge that the Company may disclose your personal information for any legitimate operational purpose.

15.	Workplace Surveillance

(a)	The Company advises you that it conducts ongoing and continuous computer surveillance.

(b)	Computer surveillance is carried out by monitoring email, internet and other computer usage in accordance with the Company’s IT policy.

16.	Occupational Health and Safety, drugs and alcohol

(a)	You must:

(i)	safely attend to the duties assigned to you during the course of your employment;

(ii)	become familiar with all occupational health and safety laws and the occupational health and safety policies and procedures of the Company;

(iii)	comply with the above and all directions from the Company relating to occupational health and safety;

(iv)	take a pro-active interest in eliminating or reducing health and safety risks to the Company and others in the workplace; and

(v)	co-operate with the Company in its efforts to comply with its work health safety requirements.

(b)	You must not:

(i)	interfere with or misuse equipment or facilities provided by the Company for the health, safety and welfare of persons at work;

(ii)	obstruct attempts to give aid to a person who is injured at work or attempts to prevent a risk to the health and safety of a person at work;

(iii)	refuse a reasonable request to assist in giving aid to a person who is injured at work or preventing a risk to health and safety; and

(iv)	disrupt the workplace by creating unwarranted health or safety fears.

(c)

You must notify the Company as soon as you become aware of any workplace risks or accidents (including breaches of occupational health and safety laws or policies). Further, you must take all steps reasonably necessary to remove or reduce that risk.

(d)	You must not smoke cigarettes or any other substances in the workplace.

(e)	You must not take any drugs in the workplace, unless:

(i)	you are required to take those drugs under a valid prescription issued by a medical practitioner; and

(ii)	the drugs do not affect your ability to safely perform your duties.

(f)

You must not drink alcohol at the workplace when working, attend work in circumstances where you have been affected by alcohol, or otherwise perform your duties while affected by alcohol. This requirement will not prevent you from consuming alcohol at a social or client function approved by the Company provided that:

(i)	you do not drink excessively at the function; and

(ii)	you do not after the function, drive or operate machinery or do anything else which may pose a risk to the safety of yourself or others.

17.	Company Policies

(a)	You must comply with the duties and obligations imposed on you under any policies, procedures or directions (collectively described herein as policies) of the Company as varied from time to time.

(b)

Nothing in these Terms is intended to create any binding obligation on the Company to provide you with any benefits conferred on you by the policies, except to the extent that such benefits otherwise apply by operation of applicable legislation.

(c)	The Company may at its absolute discretion, vary, replace or remove any policies, or may introduce new Company policies, at any time.

(d)	In the event of any inconsistency between these Terms and any policy, these Terms will prevail to the extent of any inconsistency.

18.	General

(a)

Work Eligibility. This offer is also contingent upon proof of identity and work eligibility. Under the Immigration Reform and Control Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of their first day of work. To assist the Company in complying with this requirement, you must bring appropriate documents with you on your first day.

(b)	No Breach of Duty. You represent that:

(i)

your performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by you in confidence or in trust prior to employment with the Company;

(ii)	you have not and will not enter into any agreement either written or oral in conflict with this Agreement; and

(iii)	you are not presently restricted from being employed by the Company or entering into this Agreement.

(c)	Legal Representatives. Upon the death or disability, any payments due to you under this Agreement shall be paid to your legal representatives.

(d)

Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

(e)	Survival. Sections 10 and 11 shall survive the termination of this Agreement.

(f)

Entire Agreement; Amendments; Waiver. This Agreement is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by you and the Chief Executive Officer of the Company. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

(g)

Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California, and the federal courts and/or state courts of the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and you consent to such jurisdiction and venue.

19.	Formal Acceptance

Please indicate your formal acceptance of these Terms by signing, dating and returning to the undersigned the enclosed duplicate copy.

We take this opportunity to welcome you to the Company and to wish you every future success.

Yours sincerely

/s/ Adam Gilchrist
Adam Gilchrist
Chief Executive Officer F45 Training Incorporated

I, Duncan Cork, accept employment with F45 Training Incorporated on the terms and conditions set out in these Terms.

Signature:	/s/ Duncan Cork	Date:	04-01-18
Duncan Cork

Witness:		Date:

Name:
(please print)

Schedule

Supervisor	Your supervisor will be Adam Gilchrist and any other person nominated by them from time to time.

Salary	$180,000 per annum, paid in equal semi-monthly instalments

Responsibilities	Executive and Management Duties for the Company and any other activity reasonably determined by the Company from time to time.